Exhibit 99.1

                     LIGHTPATH TECHNOLOGIES, INC. CALLS FOR
                       REDEMPTION OF ITS CLASS A WARRANTS

                              FOR IMMEDIATE RELEASE

Contact:  Donald E. Lawson, President & CEO
          LightPath Technologies, Inc. (505) 342-1100
          Internet:  www.light.net

(January 7, 2000) - ALBUQUERQUE, NEW MEXICO - LightPath Technologies, Inc. (NASDAQ:LPTHA) announced today that the Company intends to exercise its right to call for redemption of its outstanding class A warrants. The date of the class A warrant call will be Tuesday, January 11, 2000. Letters of instruction will be mailed to all holders of class A warrants on that day. Each class A warrant is exercisable at $6.50 per warrant prior to 5:00 p.m. (Eastern Standard Time), on February 9, 2000. If a class A warrant is exercised, the holder will receive one share of LightPath Technologies, Inc. common stock (LPTHA) and one share of LightPath Technologies, Inc. class B warrant (LPTHZ). After 5:00 p.m. on February 9, 2000, the class A warrants will no longer be exercisable, and holders will have the right to receive only the redemption price of $.05 per warrant.

Donald E. Lawson, President and CEO of LightPath Technologies, Inc., commented, "the potential proceeds of $16.4 million from this class A warrant conversion will provide the Company with the financing flexibility to expand production capability for existing products and to accelerate our investment in various optical switch programs."

The Company's Underwriter from its Initial Public Offering, D. H. Blair Investment Banking Corp., a New York corporation, is managing the class A warrant conversion.

Questions and requests for assistance in connection with the warrant redemption should be directed to the following Company representative:

Donna Bogue, VP Finance
LightPath Technologies, Inc.
(505) 342-1100 - Telephone
(505) 342-1111 - Fax
Email - dbogue@light.net

LightPath manufactures optical products for the telecommunications component industry at its headquarters in Albuquerque. The Company has 18 U.S. patents, plus 8 more pending, associated with its optical technologies. In addition, various foreign countries had issued a total of 7 patents with 10 patents pending. LightPath common stock trades on the Nasdaq SmallCap Market under the stock symbol LPTHA.
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THIS  NEWS  RELEASE  INCLUDES  STATEMENTS  THAT MAY  CONSTITUTE  FORWARD-LOOKING
STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES
LITIGATION   REFORM  ACT  OF  1995.  THIS  INFORMATION  MAY  INVOLVE  RISKS  AND
UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, FACTORS DETAILED BY LIGHTPATH TECHNOLOGIES, INC. IN ITS PUBLIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

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